Exhibit 10.7

Loan Confirmation Agreement

Party A: Hangzhou Shuige Technology Co., Ltd.

Party B: Hangzhou Shanyou Medical Equipment Co., Ltd.

It is agreed by Party A and Party B that:

As of September 30, 2020, the balance due from Party A to Party B is RMB 1,635,000.00.

According to statistics, during the 12-month period from October 2020 to September 2021, Party B lent to Party A a total amount of RMB 76,590,000.00. Party B has repaid to Party A an aggregate amount of RMB 52,758,630.00. As of September 30, 2020, the balance due from Party A to Party B is RMB 25,466,370.00.

Party A hereby confirms that the aggregate amount of the loan is correct, and undertakes to repay the above loan in cash or other personal assets of equivalent value.

Party A: Hangzhou Shuige Technology Co., Ltd.	Party B: Hangzhou Shanyou Medical Equipment Co., Ltd.

Seal: Hangzhou Shuige Technology Co., Ltd.	Seal: Hangzhou Shanyou Medical Equipment Co., Ltd.

October 9, 2021